Exhibit 10.35

MELLON FINANCIAL CORPORATION

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS (2001)

STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this                      day of                     ,                     , by and between Mellon Financial Corporation (the “Corporation”), having its principal place of business in the Commonwealth of Pennsylvania,

a n d

[NAME], a non-employee director (the “Optionee”) of the Corporation

WITNESSETH THAT:

WHEREAS, on the date hereof the Optionee is a member of the Board of Directors of the Corporation but is not an employee of the Corporation; and

WHEREAS, the Corporation has adopted the Stock Option Plan for Outside Directors (2001) (the “Plan”) under which the Corporation grants to Outside Directors options to purchase common stock, par value $.50 per share, of the Corporation (the “Common Stock”);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree with each other as follows:

SECTION 1: The Plan and This Agreement

1.1 The purpose of this Agreement is to document a specific option that has been granted automatically under the Plan and is subject in all respects to the terms of the Plan. The terms of the Plan are hereby incorporated into, and made a part of, this agreement. Nothing herein should be construed as an exercise of discretion by any person or persons in connection with the granting of this option. If any provision of this agreement is inconsistent with any provision in the Plan, the provision in the Plan shall control. All capitalized terms utilized herein are defined as set forth in the Plan, unless otherwise indicated.

SECTION 2: Stock Option

2.1 The stock option granted to the Optionee as of the date hereof pursuant to the Plan shall have the following terms:

A. Shares subject to option: [NUMBER OF SHARES] shares of Common Stock.

B. Period during which option may be exercised, in whole or in part: from [ONE YEAR AFTER THIRD BUSINESS DAY FOLLOWING CORPORATION’S ANNUAL MEETING OF SHAREHOLDERS FOR THE GRANT YEAR] to [TEN YEARS AFTER THIRD BUSINESS DAY FOLLOWING CORPORATION’S ANNUAL MEETING OF SHAREHOLDERS FOR THE GRANT YEAR, LESS ONE DAY] inclusive, subject to earlier termination pursuant to Section 4 below.

C. Notwithstanding any other provision hereof, this option shall become fully exercisable immediately and automatically upon the occurrence of a Change in Control Event, as defined in the Plan, and shall remain exercisable for the term provided for under Section 2.1.B above.

D. Exercise price: [$            ] per share.

SECTION 3: Exercise and Withholding

3.1 This option shall be exercised by the Optionee by delivering to the Corporation (i) a written notification specifying the number of shares that the Optionee then desires to purchase and the address to which share certificates should be delivered, (ii) a check payable to the order of the Corporation and/or shares of Common Stock equal in value to the option price of such shares, and (iii) a stock power executed in blank for any shares of Common Stock delivered pursuant to clause (ii) hereof. Shares of Common Stock surrendered in exercise of this option shall be valued at their Fair Market Value (as defined in the Plan) as of the date of exercise for purposes of meeting the exercise price.

3.2 In each case where the Optionee exercises this option in whole or in part, the Corporation will notify the Optionee of the amount of withholding tax, if any, required under federal and, where applicable, state and local law, and the Optionee shall, immediately upon the receipt of such notice, remit the required amount to the Corporation.

3.3 As soon as practicable after each exercise of this option and compliance by the Optionee with all applicable conditions, the Corporation will mail or cause to be mailed to the Optionee at the address specified in the written notification delivered pursuant to Section 3.1 hereof certificates registered in the name of the Optionee, or such other name as directed by the Optionee, for the number of shares of Common Stock that the Optionee is entitled to receive upon such exercise.

SECTION 4: Forfeiture

4.1 Subject to Section 2.1.C above, if for any reason other than the Optionee’s death, disability or completion of the Service Year, the Optionee ceases to serve as a director or member of the Advisory Board of the Corporation before this option becomes exercisable on [ONE YEAR AFTER THIRD BUSINESS DAY FOLLOWING THE CORPORATION’S ANNUAL MEETING OF SHAREHOLDERS FOR THE GRANT YEAR], this option shall be forfeited and terminated immediately upon such termination of service. Once this option has become exercisable, it shall not be subject to forfeiture because of termination of service and shall remain exercisable until [TEN YEARS AFTER THIRD BUSINESS DAY FOLLOWING THE CORPORATION’S ANNUAL MEETING OF SHAREHOLDERS FOR THE GRANT YEAR, LESS ONE DAY], regardless of whether the Optionee is a director or member of the Advisory Board of the Corporation at the time of exercise.

SECTION 5: Miscellaneous

5.1 Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators or the person or persons to whom this option may be transferred as permitted herein, the word “Optionee” shall be deemed to include such person or persons.

5.2 This option may be transferred (i) by the Optionee upon his or her death or (ii) as directed by the Optionee during his or her lifetime by gift to members of his or her immediate family or to an entity for the benefit of the Optionee and/or members of his or her immediate family or (iii) as directed by the Optionee during his or her lifetime as otherwise approved by the Board of Directors of the Corporation from time to time. For purposes of the preceding sentence, members of the Optionee’s immediate family and entities for the benefit of the Optionee and/or members of his or her immediate family shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have the exclusive beneficial interest and any other entity in which these persons own and retain 100% of the beneficial interest. All transfers shall be made in accordance with procedures adopted by the Director of the Human Resources Department of Mellon Bank, N.A., which may be changed from time to time. No other assignment or transfer of this option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise shall be permitted, but immediately upon any such assignment or transfer this option shall terminate and become of no further effect. This option shall be exercisable only by the Optionee or by an immediate family member or entity or other person to which this section permits transfer. The Corporation shall have received an amount sufficient to satisfy any federal, state, local or other withholding tax requirements prior to the delivery of any certificate for the shares issuable upon exercise of this option.

5.3 The parties hereto agree that the option granted hereby is not, and should not be construed to be, an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MELLON FINANCIAL CORPORATION

By:

OPTIONEE:

[GRANT DATE]